Filed pursuant to Rule 424(b)(3)
SEC File No. 333-270478

PROSPECTUS SUPPLEMENT NO.1
(to Prospectus dated April 29, 2025)

Sol-Gel Technologies Ltd.

656,000 ORDINARY SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1, effective as of May 5, 2023 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-270478). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information set forth below. The foregoing share number has been adjusted to reflect the one-for-ten reverse split of the Company’s Ordinary Shares that became effective at 11:59 p.m. Eastern Time on Friday, May 2, 2025.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares are listed on the Nasdaq Stock Market LLC under the trading symbols “SLGL.” On May 07, 2025, the closing price for our ordinary shares on the Nasdaq Stock Market LLC was $7.72 per ordinary share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 8, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer
Pursuant to Rule 13a-16 or 15d-16
Under the Securities Exchange Act of 1934

For the month of May 2025

Commission File Number 001-38367

SOL-GEL TECHNOLOGIES LTD.
(Translation of registrant’s name into English)

7 Golda Meir Street
Ness Ziona 7403650, Israel
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Reverse Split

On May 1, 2025, Sol-Gel Technologies Ltd. (the “Company”) announced that it will effect a reverse share split (the “Reverse Split”) of the Company’s ordinary shares, par value NIS 0.1 per share, (the “Ordinary Shares”), at the ratio of 1-for-10. As a result of the Reverse Split, every ten (10) Ordinary Shares shall be consolidated into one (1) Ordinary Share. The Ordinary Shares will continue to trade on the Nasdaq Capital Market under the existing symbol “SLGL” and will begin trading on a split-adjusted basis when the market opens on May 5, 2025. The new CUSIP numbers for the Ordinary Shares following the Reverse Split will be M8694L 137.

The Reverse Split was approved by the Company’s shareholders at the Company’s Special Meeting of Shareholders held on April 1, 2025, to be effected at the board of directors’ discretion within approved parameters, and the board of directors has approved the 1-for-10 ratio. In conjunction with the Reverse Split, the Company will also adjust the authorized share capital under the Company’s amended and restated articles of association, as currently in effect (the “Articles”), from 50,000,000 to 5,000,000 and adjust the par value from 0.1 NIS per share to 1.0 NIS per share.

The Reverse Split will adjust the number of issued and outstanding Ordinary Shares of the Company from approximately 27,857,620 Ordinary Shares to approximately 2,785,762 Ordinary Shares (subject to any further adjustments based on the treatment of fractional shares). In accordance with the Company’s Articles, no fractional Ordinary Shares will be issued as a result of the Reverse Split and all fractional Ordinary Shares shall be rounded to the nearest whole Ordinary Share. Proportional adjustments also will be made to Ordinary Shares underlying outstanding options and warrants (with a reciprocal increase in the per share exercise price), restricted shares, restricted share units, and to the number of Ordinary Shares issued and issuable under the Company’s share incentive plans and certain existing agreements.

On May 1, 2025, the Company issued a press release announcing the Reverse Split, a copy of which is furnished as Exhibit 99.1 to this Report of Foreign Private Issuer on Form 6-K (this “Report”).

This Report is incorporated by reference into the Company’s registration statements on Form S-8 (Registration Nos. 333-223915 and 333-270477), Form F-3 (Registration No 333-264190) and Form F-1 (File No. 333-270478), to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit No.
99.1	Press Release dated May 1, 2025.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOL-GEL TECHNOLOGIES LTD.

Date: May 5, 2025	By:	/s/ Eyal Ben-Or
Eyal Ben-Or
Chief Financial Officer

Exhibit 99.1

Sol-Gel Announces Reverse Share Split

NESS ZIONA, Israel – May 1, 2025 – Sol-Gel Technologies Ltd. (the “Company”) (NASDAQ: SLGL), a clinical-stage dermatology company, today announced a reverse share split (the “Reverse Split”) of the Company’s issued and outstanding ordinary shares, par value NIS 0.1 per share (the “Ordinary Shares”), at the ratio of 10-for-1, such that each ten (10) Ordinary Shares shall be consolidated into one (1) Ordinary Share.

The Company obtained shareholders’ approval for the Reverse Split at a ratio of between 2:1 and 10:1 at a special meeting of shareholders, which took place on April 1, 2025. The Company’s board of directors then approved the Reverse Split ratio of 10-for-1 on April 9, 2025.

The Reverse Split will become effective at 11:59 p.m. Eastern Time on Friday, May 2, 2025. The first date when the Company’s Ordinary Shares will begin trading on the Nasdaq Capital Market (“Nasdaq”) on a post- reverse split basis is expected to be Monday, May 5, 2025. The Company’s Ordinary Shares will continue to trade on Nasdaq under the symbol “SLGL” with a new CUSIP number M8694L137.

The primary objective of the Reverse Split is to increase the per share market price of the Ordinary Shares to regain compliance with the minimum bid price requirement for continued listing on Nasdaq and maintain the listing of its Ordinary Shares on Nasdaq.

When the Reverse Split is effective, every ten (10) issued and outstanding Ordinary Shares will be combined automatically into one (1) Ordinary Share. The Reverse Split will apply equally to all outstanding Ordinary Shares and each shareholder will hold the same percentage of Ordinary Shares outstanding immediately following the Reverse Split, except for adjustments that may result from the treatment of fractional shares. All fractional shares shall be rounded to the nearest whole Ordinary Share. In addition, a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options or warrants entitling the holders to purchase Ordinary Shares.

In conjunction with the Reverse Split, pursuant to the amended articles of association, the par value of the Company’s Ordinary Shares will be adjusted from 0.1 NIS per share to 1.0 NIS per share, and the share capital will be adjusted from 50,000,000 to 5,000,000 Ordinary Shares.

Equiniti Trust Company, LLC is acting as the exchange agent and transfer agent for the Reverse Split. Shareholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares.

Additional information regarding the Reverse Split can be found in the Company’s proxy statement furnished to the Securities and Exchange Commission on February 18, 2025.

About Sol-Gel Technologies

Sol-Gel Technologies, Ltd. is a dermatology company focused on identifying, developing and commercializing or partnering drug products for the treatment of skin diseases. Sol-Gel developed TWYNEO which is approved by the FDA for the treatment of acne vulgaris in adults and pediatric patients nine years of age and older; and EPSOLAY, which is approved by the FDA for the treatment of inflammatory lesions of rosacea in adults.

The Company’s pipeline includes Orphan Drug candidate, SGT-610 under investigation for the prevention of new basal cell carcinomas in Gorlin syndrome patients, and also includes topical drug candidate SGT-210 under investigation for the treatment of rare skin keratodermas.

For additional information, please visit www.sol-gel.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to the timing of the reverse share split and the Company’s expectation that the reverse share split will help the Company regain compliance with Nasdaq’s $1.00 minimum bid price requirement. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s current expectations and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, delays in regulatory milestones, such as a delay in top-line results for our SGT-610 clinical trial, our ability to enter into further collaborations, lower than anticipated annual revenue income from new collaborations and a delay in the timing of our clinical trials, the success of our clinical trials, and an increase in our anticipated costs and expenses, as well as the following factors: (i) the adequacy of our financial and other resources, particularly in light of our history of recurring losses and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives; (ii) our ability to complete the development of our product candidates; (iii) our ability to find suitable co-development partners; (iv) our ability to obtain and maintain regulatory approvals for our product candidates in our target markets, the potential delay in receiving such regulatory approvals and the possibility of adverse regulatory or legal actions relating to our product candidates even if regulatory approval is obtained; (v) our collaborators’ ability to commercialize our pharmaceutical product candidates; (vi) our ability to obtain and maintain adequate protection of our intellectual property; (vii) our collaborators’ ability to manufacture our product candidates in commercial quantities, at an adequate quality or at an acceptable cost; (viii) our collaborators’ ability to establish adequate sales, marketing and distribution channels; (ix) acceptance of our product candidates by healthcare professionals and patients; (x) the possibility that we may face third-party claims of intellectual property infringement; (xi) the timing and results of clinical trials that we may conduct or that our competitors and others may conduct relating to our or their products; (xii) intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do; (xiii) potential product liability claims; (xiv) potential adverse federal, state and local government regulation in the United States, China, Europe or Israel; and (xv) loss or retirement of key executives and research scientists; (xvi) general market, political and economic conditions in the countries in which the Company operates; and, (xvii) the current war between Israel and Hamas and any deterioration of the war in Israel into a broader regional conflict involving Israel with other parties. These factors and other important factors discussed in the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission (“SEC”) on April [29], 2025, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required by law, we undertake no obligation to update any forward-looking statements in this press release.

Sol-Gel Contact:

Eyal Ben-Or
Chief Financial Officer
info@sol-gel.com
+972-8-9313429

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K/A

Report of Foreign Private Issuer
Pursuant to Rule 13a-16 or 15d-16
Under the Securities Exchange Act of 1934

For the month of August 2024

Commission File Number 001-38367

SOL-GEL TECHNOLOGIES LTD.
(Translation of registrant’s name into English)

7 Golda Meir Street
Ness Ziona 7403650, Israel
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒           Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Explanatory Note

Sol-Gel Technologies Ltd. (the “Company”) is amending its Report on Form 6-K furnished to the U.S. Securities and Exchange Commission (the “Commission”) on May 5, 2025 (the “Original Form 6-K”) solely to revise the incorporation by reference language included in the last paragraph of the Form 6-K to include reference to the Company’s Registration Statement on Form S-8 (Registration No. 333-286820) filed on April 29, 2025 and the Company’s Registration Statement on F-3 (Registration No  333-286822) filed on April 29, 2025. Other than as set forth below, the information contained in the Original Form 6-K remains unchanged.

The incorporation by reference paragraph in the Original Form 6-K is hereby amended and restated as follows:

“This Report is incorporated by reference into the Company’s registration statements on Form S-8 (Registration Nos. 333-223915,  333-270477 and  333-286820), and Form F-3 (Registration No  333-286822), to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOL-GEL TECHNOLOGIES LTD.

Date: May 8, 2025	By:	/s/ Eyal Ben-Or
Eyal Ben-Or
Chief Financial Officer

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